UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2005

VIA NET.WORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29391	84-1412512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

H. Walaardt Sacrestraat 401-403, 1117 BM Schiphol, Amsterdam, The Netherlands

(Address of principal executive offices)

Registrant’s telephone number, including area code +31 20 502 0000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.                                          Unregistered Sales of Equity Securities.

On June 29, 2005, VIA NET.WORKS, Inc. (“VIA”) and Sorbie Europe B.V. (formerly PSINet Europe B.V.) (“Sorbie”) entered into a series of agreements (the “Agreements”) relating to the release by Sorbie of all of VIA’s obligations related to the unsecured zero coupon convertible note of Euro 6.0 million (approximately $7.5 million) due in full November 20, 2005 (the “Note”) issued to Sorbie in connection with VIA’s acquisition of the PSINet Europe companies on August 9, 2004.  Under the Agreements, VIA and the sellers of the PSINet Europe companies mutually released all claims that either party has or may in the future have against the other party under the August 9, 2004 purchase agreement.  In consideration for the cancellation of the Note, VIA has agreed to pay to Sorbie approximately $2.0 million and to issue to Sorbie 7,173,341 shares of VIA common stock.  After this issuance, Sorbie would hold 9.9% of the total issued and outstanding shares of VIA.  Pursuant to the Agreements, the release and cancellation and VIA’s payment and issuance of the shares to Sorbie would occur no later than two days after the date of completion of the sale of VIA’s business or the recapitalization of VIA with new funds. The shares will be issued in reliance on Regulation S under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA NET.WORKS, INC.
(Registrant)

/s/ Matt S. Nydell
Matt S. Nydell Senior Vice President, General Counsel & Secretary

June 30, 2005